Exhibit 10.41.2

AMENDMENT No. 2 TO EMPLOYMENT AGREEMENT
THIS AMENDMENT No. 2 to EMPLOYMENT AGREEMENT (“Amendment No. 2”), is entered into as of May 10, 2019 (the “Effective Date”), by and between Third Point Reinsurance (USA) Ltd., a Bermuda company (the “Company”), and David Govrin (the “Executive”).

WHEREAS, the Company and the Executive previously entered into a certain Employment Agreement dated as of March 22, 2017 and an Amendment No.1 to Employment Agreement, dated as of April 1, 2019 (the initial Employment Agreement and Amendment thereto, collectively, the “Employment Agreement”); and

WHEREAS, the Company desires to further amend the Executive’s title and enlist the services and employment of the Executive on behalf of the Company as its President, and the Executive is willing to render such services on the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.    Section 2, Extent of Employment, sub-section (a), Duties, of the Employment Agreement shall be amended to read in its entirety as follows:

“(a) Duties. During the Employment Term and, from and after the Effective Date, the Executive shall serve as President of the Company and shall continue to serve as the Head of Business Development of Third Point Reinsurance Ltd., in each capacity reporting to the Chief Executive Officer of Third Point Reinsurance Ltd. In each function, the Executive shall perform such duties, services, and responsibilities on behalf of the Company and Third Point Reinsurance Ltd., respectively, consistent with such position as may be reasonably assigned to the Executive from time to time.”

2.    Section 3, Compensation and Benefits, sub-section (a), Base Salary, of the Employment Agreement shall be amended to read in its entirety as follows:

“(a) Base Salary. During the Employment Term, and from and after the Effective Date, in full consideration of the performance by the Executive of the Executive's obligations hereunder (including any services as an officer, director, employee, or member of any committee of any affiliate of the Company, or otherwise on behalf of the Company), the Executive shall receive from the Company a base salary (the “Base Salary”) at an annual rate of $550,000 per year, payable in accordance with the normal payroll practices of the Company then in effect.”

3.    The parties hereto agree that except as specifically set forth in this Amendment No. 2, each and every provision of the Employment Agreement shall remain in full force and effect as set forth therein.

Exhibit 10.41.2

IN WITNESS WHEREOF, the Company has caused this Amendment No. 2 to be executed and the Executive has hereunto set his hand in each case effective as of the day and year first above written.

THIRD POINT REINSURANCE (USA) LTD.

By:	/s/ Daniel V. Malloy
Name:	Daniel V. Malloy
Title:	Chief Executive Officer, Third Point Reinsurance Ltd.

By:	/s/ Janice R. Weidenborner
Name:	Janice R. Weidenborner
Title:	EVP & Group General Counsel

EXECUTIVE
/s/ David Govrin
David Govrin